Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS FIRST-QUARTER 2011 NET INCOME OF
$5.6 BILLION, OR $1.28 PER SHARE, ON REVENUE1 OF $25.8 BILLION
•	Investment Bank reported strong earnings; solid results from other businesses

•	Retail Financial Services demonstrated good underlying performance; results offset by elevated credit costs and other mortgage-related costs

•	Fortress balance sheet strengthened: Basel I Tier 1 Common[1] of $120 billion, or 10.0%; estimated Basel III Tier 1 Common[1] of 7.3%; credit reserves at $30.4 billion, coverage ratio at 4.10% of total loans[1]

•	Increased quarterly common stock dividend to $0.25 per share; authorized new $15 billion multi-year common stock repurchase program, of which up to $8.0 billion of common stock repurchases is approved for 2011

•	First-quarter results included the following significant items:
-	$2.0 billion pretax ($0.29 per share after-tax) benefit from reduced credit card loan loss reserves

-	$1.1 billion pretax ($0.16 per share after-tax) loss from mortgage servicing rights asset adjustment for increased costs

-	$650 million pretax ($0.10 per share after-tax) expense for estimated costs of foreclosure-related matters
•	Over $450 billion in new and renewed credit provided to and capital raised for consumers, corporations, small businesses, municipalities and not-for-profits in the first quarter of 2011

•	Enhanced programs to help military and veteran customers, including a commitment to reduce mortgage pricing and increase mortgage loan modifications, jobs, training, and homeownership assistance

•	Loan modifications of 1,098,000 offered and 324,000 completed since the beginning of 2009

•	Added 16,300 employees over the last twelve months, including more than 9,800 in the U.S.
New York, April 13, 2011 — JPMorgan Chase & Co. (NYSE: JPM) today reported first-quarter 2011 net income of $5.6 billion, compared with net income of $3.3 billion in the first quarter of 2010. Earnings per share were $1.28, compared with $0.74 in the first quarter of 2010.
Jamie Dimon, Chairman and Chief Executive Officer, commented on the quarter: “The Firm’s results reflected a strong quarter across the Investment Bank and solid performance from Card Services, Commercial Banking, Treasury & Securities Services, and Asset Management. These results partially benefited from improved credit trends in our credit card and wholesale businesses.”

Investor Contact: Lauren Tyler (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1]	Presented on a managed basis. For notes on managed basis and other non-GAAP measures, see page 13.

J.P. Morgan Chase & Co.
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Dimon continued: “Retail Financial Services demonstrated good underlying performance, while we continued to invest in building branches and adding to our sales force. However, this performance was more than offset by the extraordinarily high losses we still are bearing on mortgage-related issues.(a) Unfortunately, these losses will continue for a while. Rest assured, we are fully engaged in fixing our problems and addressing our mistakes from the past, and we will strive to build the best mortgage business going forward.”
Commenting on the balance sheet, Dimon said: “We strengthened our fortress balance sheet, ending the first quarter with a strong Tier 1 Common ratio of 10.0%. Looking forward, we intend to operate the business with the objectives of maintaining a Basel I Tier 1 Common ratio of at least 9.0% and meeting the Basel III requirements substantially ahead of time. Our earnings power will allow us to generate significant capital in excess of our objectives, enabling us to invest aggressively in our future.
“We were pleased that our strong balance sheet allowed us to increase our annual dividend to $1.00 per share and to reestablish a significant share-repurchase program. Importantly, we will only buy back stock if we believe the price is appropriate and if it benefits our remaining shareholders. In the meantime, we will pursue the significant organic growth opportunities we see in each of our businesses as our top priority and our best use of capital.”
Dimon also remarked: “In every way we can, we continue to support the economic recovery in the U.S. and around the world. This quarter alone, JPMorgan Chase provided credit to and raised capital for our clients of over $450 billion. These efforts have a meaningful impact on our communities — we originated mortgages to over 180,000 people; we provided credit cards to approximately 2.6 million people; we lent or increased credit to over 7,500 small businesses, allowing them to expand; we lent to over 500 not-for-profit and government entities, including states, municipalities, hospitals and universities; we extended or increased loan limits to approximately 1,500 middle market companies; and we lent to or raised capital for more than 3,500 corporations. In addition, we added 16,300 employees over the last twelve months, including more than 9,800 in the U.S. Furthermore, we remain committed to helping homeowners and preventing foreclosures. Since the beginning of 2009, we have offered 1,098,000 trial modifications to struggling homeowners.”
Dimon concluded: “We believe that a strong regulatory environment is essential, and we are working hard to ensure that we meet all the new rules and requirements, both in letter and spirit. While we expect to make numerous changes in our business, we do so with the needs and expectations of our customers foremost in our minds. As we look toward the future, we see incredible opportunities for the company, which our teams around the world are aggressively pursuing.”

(a)	Within Retail Financial Services, during the first quarter of 2011, losses on mortgages and mortgage-related issues included (i) a provision for credit losses of $1.1 billion, (ii) a loss of $1.1 billion for the impact of increased servicing costs on the fair value of the Firm's mortgage servicing rights asset, (iii) $650 million of expense for the estimated costs of foreclosure-related matters, and (iv) mortgage repurchase losses of $420 million.
In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 13. The following discussion compares the first quarters of 2011 and 2010 unless otherwise noted.

J.P. Morgan Chase & Co.
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INVESTMENT BANK (IB)

Results for IB				4Q10		1Q10
($ millions)	1Q11	4Q10	1Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$8,233	$6,213	$8,319	$2,020	33%	($86)	(1)%
Provision for Credit Losses	(429)	(271)	(462)	(158)	(58)	33	7
Noninterest Expense	5,016	4,201	4,838	815	19	178	4
Net Income	$2,370	$1,501	$2,471	$869	58%	($101)	(4)%
Discussion of Results:
Net income was $2.4 billion, down 4% from the prior-year record, reflecting higher noninterest expense, slightly lower net revenue and a lower benefit from the provision for credit losses. Net income was up 58% from the prior quarter, reflecting higher net revenue and a higher benefit from the provision for credit losses, partially offset by higher noninterest expense.
Net revenue was $8.2 billion, compared with $8.3 billion in the prior year and $6.2 billion in the prior quarter. Investment banking fees were $1.8 billion, up 23% from the prior year and down 3% from the prior quarter; these consisted of record debt underwriting fees of $971 million (up 33% from the prior year and up 6% from the prior quarter), equity underwriting fees of $379 million (down 8% from the prior year and down 22% from the prior quarter), and advisory fees of $429 million (up 41% from the prior year and flat compared with the prior quarter). Fixed Income and Equity Markets revenue was $6.6 billion, compared with $6.9 billion in the prior year and $4.0 billion in the prior quarter, reflecting strong client revenues. Credit Portfolio revenue was a loss of $190 million, primarily reflecting the negative net impact of credit valuation adjustments, largely offset by net interest income and fees on retained loans.
The provision for credit losses was a benefit of $429 million, compared with a benefit of $462 million in the prior year. The current-quarter benefit primarily reflected a reduction in the allowance for loan losses, primarily related to loan sales and net repayments. The ratio of the allowance for loan losses to end-of-period loans retained was 2.52%, compared with 4.91% in the prior year, driven by the improved quality of the loan portfolio. Net charge-offs were $123 million, compared with net charge-offs of $697 million in the prior year.
Noninterest expense was $5.0 billion, up 4% from the prior year and 19% from the prior quarter. The increase from prior periods was driven by higher compensation expense, partially offset by lower noncompensation expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted, and all rankings are according to Dealogic)
•	Ranked #1 in Global Investment Banking Fees for the three months ended March 31, 2011.

•	Ranked #1 in Global Announced M&A; #1 in Global Syndicated Loans; #3 in Global Debt, Equity and Equity-related; #3 in Global Long-Term Debt; and #7 in Global Equity and Equity-related, based on volume, for the three months ended March 31, 2011.

•	Return on equity was 24% on $40.0 billion of average allocated capital.

•	End-of-period loans retained were $52.7 billion, flat compared with both the prior year and prior quarter. End-of-period held-for-sale and fair-value loans were $5.1 billion, up 41% from the prior year and up 35% from the prior quarter.

J.P. Morgan Chase & Co.
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RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				4Q10		1Q10
($ millions)	1Q11	4Q10	1Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$6,275	$8,525	$7,776	($2,250)	(26)%	($1,501)	(19)%
Provision for Credit Losses	1,326	2,456	3,733	(1,130)	(46)	(2,407)	(64)
Noninterest Expense	5,262	4,824	4,242	438	9%	1,020	24
Net Income/(Loss)	($208)	$708	($131)	($916)	NM	($77)	(59)%
Discussion of Results:
Retail Financial Services reported a net loss of $208 million, compared with a net loss of $131 million in the prior year.
Net revenue was $6.3 billion, a decrease of $1.5 billion, or 19%, compared with the prior year. Net interest income was $4.6 billion, down by $394 million, or 8%, reflecting the impact of lower loan balances due to portfolio runoff and narrower loan spreads. Noninterest revenue was $1.6 billion, down by $1.1 billion, or 40%, driven by lower mortgage fees and related income.
The provision for credit losses was $1.3 billion, a decrease of $2.4 billion from the prior year and a decrease of $1.1 billion from the prior quarter. While delinquency trends and net charge-offs improved compared with both prior periods, the current-quarter provision continued to reflect elevated losses in the mortgage and home equity portfolios. Home equity net charge-offs were $720 million (3.36% net charge-off rate1), compared with $1.1 billion (4.59% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs were $186 million (6.80% net charge-off rate1), compared with $457 million (13.43% net charge-off rate1). Prime mortgage, including option ARMs, net charge-offs were $165 million (1.06% net charge-off rate1), compared with $482 million (2.84% net charge-off rate1). The allowance for loan losses to end-of-period loans retained, excluding purchased credit-impaired loans, was 4.84%, compared with 5.16% in the prior year and 4.72% in the prior quarter.
Noninterest expense was $5.3 billion, an increase of $1.0 billion, or 24%, from the prior year.
Retail Banking reported net income of $891 million, flat compared with the prior year.
Net revenue was $4.4 billion, up 2% from the prior year. The increase was driven by higher debit card and investment sales revenue, largely offset by lower deposit-related fees.
Retail Banking net charge-offs were $119 million (2.86% net charge-off rate), compared with $191 million (4.58% net charge-off rate) in the prior year.
Noninterest expense was $2.8 billion, up 9% from the prior year, resulting from sales force increases and new branch builds.

J.P. Morgan Chase & Co.
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Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Checking accounts totaled 26.6 million, up 3% from the prior year and down 2% from the prior quarter.

•	Average total deposits were $348.1 billion, up 4% from the prior year and 3% from the prior quarter.

•	Deposit margin was 2.92%, compared with 3.02% in the prior year and 3.00% in the prior quarter.

•	End-of-period Business Banking loans were $17.0 billion, up 1% from the prior year and the prior quarter; originations were $1.4 billion, up 57% from the prior year and flat compared with the prior quarter.

•	Branch sales of credit cards were down 12% from the prior year and down 9% from the prior quarter.

•	Branch sales of investment products increased 11% from the prior year and 8% from the prior quarter.

•	Number of branches was 5,292, up 3% from the prior year and flat compared with the prior quarter.
Mortgage Banking, Auto & Other Consumer Lending reported a net loss of $937 million, compared with net income of $257 million in the prior year.
Net revenue was $696 million, a decrease of $1.2 billion, or 64%, from the prior year. Mortgage Banking net revenue was a loss of $114 million, compared with net revenue of $962 million in the prior year. Auto & Other Consumer Lending net revenue was $810 million, down by $139 million, predominantly as a result of the discontinuation of tax refund anticipation lending.
Mortgage Banking net revenue included $271 million of net interest income and $104 million of other noninterest revenue, offset by a loss of $489 million for mortgage fees and related income. Mortgage fees and related income comprised $259 million of net production revenue, $489 million of servicing operating revenue and a $1.2 billion MSR risk management loss. Production revenue, excluding repurchase losses, was $679 million, an increase of $246 million, reflecting higher mortgage origination volumes and wider margins. Total production revenue was reduced by $420 million of repurchase losses, compared with repurchase losses of $432 million in the prior year. Servicing operating revenue declined 3% from the prior year. MSR risk management revenue declined by $1.4 billion from the prior year, reflecting a $1.1 billion decrease in the fair value of the MSR asset for the estimated impact of increased servicing costs.
The provision for credit losses, predominantly related to the student and auto loan portfolios, was $131 million, compared with $217 million in the prior year. Auto loan net charge-offs were $47 million (0.40% net charge-off rate), compared with $102 million (0.88% net charge-off rate) in the prior year. Student loan and other net charge-offs were $80 million (2.25% net charge-off rate), compared with $64 million (1.64% net charge-off rate) in the prior year.
Noninterest expense was $2.1 billion, up by $859 million, or 69%, from the prior year, driven by $650 million recorded for estimated costs of foreclosure-related matters, as well as an increase in default-related expense for the serviced portfolio.

J.P. Morgan Chase & Co.
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Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Mortgage loan originations were $36.2 billion, up 14% from the prior year and down 29% from the prior quarter.

•	Total third-party mortgage loans serviced were $955.0 billion, down 11% from the prior year and 1% from the prior quarter.

•	Average auto loans were $47.7 billion, up 2%; originations were $4.8 billion, down 24% from the prior year and flat compared with the prior quarter.
Real Estate Portfolios reported a net loss of $162 million, compared with a net loss of $1.3 billion in the prior year. The improvement was driven by a lower provision for credit losses.
Net revenue was $1.2 billion, down by $364 million, or 24%, from the prior year. The decrease was driven by a decline in net interest income as a result of lower loan balances due to portfolio runoff, and narrower loan spreads.
The provision for credit losses was $1.1 billion, compared with $3.3 billion in the prior year. The current-quarter provision reflected a $1.0 billion reduction in net charge-offs driven by improved delinquency trends. Also, the prior-year provision included an addition to the allowance for loan losses of $1.2 billion for the Washington Mutual purchased credit-impaired portfolios. (For further detail, see RFS discussion of the provision for credit losses, above.)
Noninterest expense was $355 million, down by $64 million, or 15%, from the prior year, reflecting a decrease in foreclosed asset expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Average mortgage loans were $107.8 billion, down by $16.6 billion.

•	Average home equity loans were $111.1 billion, down by $14.6 billion.
CARD SERVICES (CS)

Results for CS				4Q10		1Q10
($ millions)	1Q11	4Q10	1Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$3,982	$4,246	$4,447	($264)	(6)%	($465)	(10)%
Provision for Credit Losses	226	671	3,512	(445)	(66)	(3,286)	(94)
Noninterest Expense	1,555	1,514	1,402	41	3	153	11%
Net Income/(Loss)	$1,343	$1,299	($303)	$44	3%	$1,646	NM
Discussion of Results:
Net income was $1.3 billion, compared with a net loss of $303 million in the prior year. The improved results were driven by a lower provision for credit losses, partially offset by lower net revenue.
End-of-period loans were $128.8 billion, a decrease of $20.5 billion, or 14%, from the prior year and a decrease of $8.9 billion, or 6%, from the prior quarter. Average loans were $132.5 billion, a decrease of $23.3 billion, or 15%, from the prior year and a decrease of $3.0 billion, or 2%, from the prior quarter. The declines in both end-of-period and average loans were consistent with expected portfolio runoff.

J.P. Morgan Chase & Co.
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Net revenue was $4.0 billion, a decrease of $465 million, or 10%, from the prior year. Net interest income was $3.2 billion, down by $489 million, or 13%. The decrease in net interest income was driven by lower average loan balances, the impact of legislative changes and a decreased level of fees. These decreases were largely offset by lower revenue reversals associated with lower charge-offs. Noninterest revenue was $782 million, an increase of $24 million, or 3%. The increase was driven by the transfer of the Commercial Card business to CS from Treasury & Securities Services in the first quarter of 2011 and higher net interchange income, partially offset by lower revenue from fee-based products.
The provision for credit losses was $226 million, compared with $3.5 billion in the prior year and $671 million in the prior quarter. The current-quarter provision reflected lower net charge-offs and a reduction of $2.0 billion to the allowance for loan losses due to lower estimated losses. The prior-year provision included a reduction of $1.0 billion to the allowance for loan losses. Excluding the Washington Mutual and Commercial Card portfolios, the net charge-off rate1 was 6.20%, down from 10.54% in the prior year and 7.08% in the prior quarter; and the 30-day delinquency rate1 was 3.25%, down from 4.99% in the prior year and 3.66% in the prior quarter. Including the Washington Mutual and Commercial Card portfolios, the net charge-off rate1 was 6.81%, down from 11.75% in the prior year and 7.82% in the prior quarter; the 30-day delinquency rate1 was 3.55%, down from 5.62% in the prior year and 4.07% in the prior quarter.
Noninterest expense was $1.6 billion, an increase of $153 million, or 11%, due to the transfer of the Commercial Card business and higher marketing expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Return on equity was 42% on $13.0 billion of average allocated capital.

•	Pretax income to average loans (ROO) was 6.73%, compared with negative 1.22% in the prior year and positive 6.03% in the prior quarter.

•	Excluding the Washington Mutual and Commercial Card portfolios, net interest income as a percentage of average loans was 9.25%, up from 8.86% in the prior year and 9.16% in the prior quarter. Including the Washington Mutual and Commercial Card portfolios, the ratio was 9.79%.

•	New accounts of 2.6 million were opened.

•	Excluding the Commercial Card portfolio, sales volume was $77.5 billion, an increase of $8.1 billion, or 12%. Excluding the Washington Mutual and Commercial Card portfolios, sales volume was $75.2 billion, an increase of $8.3 billion, or 12%.

•	Merchant processing volume was $125.7 billion on 5.6 billion total transactions processed.

J.P. Morgan Chase & Co.
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COMMERCIAL BANKING (CB)

Results for CB				4Q10		1Q10
($ millions)	1Q11	4Q10	1Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,516	$1,611	$1,416	($95)	(6)%	$100	7%
Provision for Credit Losses	47	152	214	(105)	(69)	(167)	(78)
Noninterest Expense	563	558	539	5	1	24	4
Net Income	$546	$530	$390	$16	3%	$156	40%
Discussion of Results:
Net income was $546 million, an increase of $156 million, or 40%, from the prior year. The increase was driven by a reduction in the provision for credit losses and higher net revenue.
Net revenue was $1.5 billion, up by $100 million, or 7%, from the prior year. Net interest income was $1.0 billion, up by $98 million, or 11%, driven by growth in liability balances, wider loan spreads, and growth in loan balances, partially offset by spread compression on liability products. Noninterest revenue was $502 million, flat compared with the prior year.
Revenue from Middle Market Banking was $755 million, an increase of $9 million, or 1%, from the prior year. Revenue from Commercial Term Lending was $286 million, an increase of $57 million, or 25%. Revenue from Corporate Client Banking (formerly Mid-Corporate Banking) was $290 million, an increase of $27 million, or 10%. Revenue from Real Estate Banking was $88 million, a decrease of $12 million, or 12%.
The provision for credit losses was $47 million, compared with $214 million in the prior year. Net charge-offs were $31 million (0.13% net charge-off rate) and were largely related to commercial real estate; this compared with net charge-offs of $229 million (0.96% net charge-off rate) in the prior year and $286 million (1.16% net charge-off rate) in the prior quarter. The allowance for loan losses to end-of-period loans retained was 2.59%, down from 3.15% in the prior year and 2.61% in the prior quarter. Nonaccrual loans were $2.0 billion, down by $1.0 billion, or 35%, from the prior year, reflecting decreases in commercial real estate, and down $45 million, or 2%, from the prior quarter.
Noninterest expense was $563 million, an increase of $24 million, or 4%, from the prior year, primarily reflecting higher headcount-related expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Overhead ratio was 37%, down from 38%.

•	Gross investment banking revenue (which is shared with the Investment Bank) was $309 million, down by $2 million, or 1%.

•	Average loan balances were $99.6 billion, up by $3.0 billion, or 3%, from the prior year, and up by $1.2 billion, or 1%, from the prior quarter.

•	End-of-period loan balances were $100.2 billion, up by $4.4 billion, or 5%, from the prior year, and up by $1.3 billion, or 1%, from the prior quarter.

•	Average liability balances were $156.2 billion, up by $23.1 billion, or 17%, from the prior year and up $8.7 billion, or 6%, from the prior quarter.

J.P. Morgan Chase & Co.
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TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				4Q10		1Q10
($ millions)	1Q11	4Q10	1Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,840	$1,913	$1,756	($73)	(4)%	$84	5%
Provision for Credit Losses	4	10	(39)	(6)	(60)	43	NM
Noninterest Expense	1,377	1,470	1,325	(93)	(6)	52	4
Net Income	$316	$257	$279	$59	23%	$37	13%
Discussion of Results:
Net income was $316 million, an increase of $37 million, or 13%, from the prior year.
Net revenue was $1.8 billion, an increase of $84 million, or 5%, from the prior year. Worldwide Securities Services net revenue was $949 million, an increase of $75 million, or 9%. The increase was driven by net inflows of assets under custody, higher market levels and higher net interest income. Treasury Services net revenue was $891 million, an increase of $9 million, or 1%. The increase was driven by higher net interest income and higher trade loan volumes, offset by the transfer of the Commercial Card business to Card Services in the first quarter of 2011.
TSS generated firmwide net revenue1 of $2.4 billion, including $1.5 billion by Treasury Services; of that amount, $891 million was recorded in Treasury Services, $542 million in Commercial Banking and $63 million in other lines of business. The remaining $949 million of firmwide net revenue was recorded in Worldwide Securities Services.
Noninterest expense was $1.4 billion, an increase of $52 million, or 4%, from the prior year. The increase was mainly driven by continued investment in new product platforms, primarily related to international expansion, partially offset by the transfer of the Commercial Card business to Card Services.
Results for the current quarter include a $27 million pre-tax benefit related to the allocation between the IB and TSS associated with credit extended to Global Corporate Bank (“GCB”) clients. The IB manages credit exposures related to the GCB on behalf of IB and TSS. Effective January 1, 2011, IB and TSS will share the economics related to the Firm’s GCB clients.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Pretax margin[1] was 26%, compared with 25% in the prior year and 21% in the prior quarter.

•	Return on equity was 18% on $7.0 billion of average allocated capital.

•	Average liability balances were $265.7 billion, up 7%.

•	Assets under custody were a record $16.6 trillion, up 9%.

J.P. Morgan Chase & Co.
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ASSET MANAGEMENT (AM)

Results for AM				4Q10		1Q10
($ millions)	1Q11	4Q10	1Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,406	$2,613	$2,131	($207)	(8)%	$275	13%
Provision for Credit Losses	5	23	35	(18)	(78)	(30)	(86)
Noninterest Expense	1,660	1,777	1,442	(117)	(7)	218	15
Net Income	$466	$507	$392	($41)	(8)%	$74	19%
Discussion of Results:
Net income was $466 million, an increase of $74 million, or 19%, from the prior year. These results reflected higher net revenue and a lower provision for credit losses, largely offset by higher noninterest expense.
Net revenue was $2.4 billion, an increase of $275 million, or 13%, from the prior year. Noninterest revenue was $2.0 billion, up by $246 million, or 14%, due to the effect of higher market levels, net inflows to products with higher margins and higher loan originations, partially offset by lower performance fees. Net interest income was $386 million, up by $29 million, or 8%, due to higher deposit and loan balances, partially offset by narrower deposit spreads.
Revenue from Private Banking was $1.3 billion, up 15% from the prior year. Revenue from Institutional was $549 million, up 1%. Revenue from Retail was $540 million, up 24%.
Assets under supervision were $1.9 trillion, an increase of $201 billion, or 12%, from the prior year. Assets under management were $1.3 trillion, an increase of $111 billion, or 9%. Both increases were due to the effect of higher market levels and record net inflows to long-term products, partially offset by net outflows in liquidity products. Custody, brokerage, administration and deposit balances were $578 billion, up by $90 billion, or 18%, due to the effect of higher market levels and custody and brokerage inflows.
The provision for credit losses was $5 million, compared with $35 million in the prior year.
Noninterest expense was $1.7 billion, an increase of $218 million, or 15%, from the prior year, largely resulting from an increase in headcount.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Pretax margin[1] was 31%, flat to the prior year.

•	Assets under management reflected net inflows of $18 billion for the quarter; net inflows were $38 billion for the 12 months ended March 31, 2011. For the quarter, record net inflows of $27 billion to long-term products were partially offset by net outflows of $9 billion in liquidity products.

•	Assets under management ranked in the top two quartiles for investment performance were 77% over 5-years, 70% over 3-years and 57% over 1-year.

•	Customer assets in 4 and 5 Star-rated funds were 46%.

•	Average loans were $44.9 billion, up 23% from the prior year and 6% from the prior quarter.

•	End-of-period loans were $46.5 billion, up 25% from the prior year and 5% from the prior quarter.

J.P. Morgan Chase & Co.
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•	Average deposits were $95.3 billion, up 18% from the prior year and 7% from the prior quarter.
CORPORATE/PRIVATE EQUITY(*)

Results for
Corporate/Private Equity				4Q10		1Q10
($ millions)	1Q11	4Q10	1Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,512	$1,631	$2,357	($119)	(7)%	($845)	(36)%
Provision for Credit Losses	(10)	2	17	(12)	NM	(27)	NM
Noninterest Expense	562	1,699	2,336	(1,137)	(67)%	(1,774)	(76)
Net Income	$722	$29	$228	$693	NM	$494	217%

(*)	This segment includes the results of the Private Equity and Corporate business segments.
Discussion of Results:
Net income was $722 million, compared with net income of $228 million in the prior year.
Private Equity net income was $383 million, compared with $55 million in the prior year. Net revenue was $699 million, an increase of $584 million, driven by gains on sales and net increases in investment valuations. Noninterest expense was $113 million, an increase of $83 million from the prior year.
Corporate reported net income of $339 million, compared with net income of $173 million in the prior year. Net revenue was $813 million, including $102 million of securities gains. Noninterest expense was $449 million, a decrease of $1.9 billion from the prior year; the prior year included significant additions to litigation reserves.
JPMORGAN CHASE (JPM)(*)

Results for JPM				4Q10		1Q10
($ millions)	1Q11	4Q10	1Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$25,791	$26,722	$28,172	($931)	(3)%	($2,381)	(8)%
Provision for Credit Losses	1,169	3,043	7,010	(1,874)	(62)	(5,841)	(83)
Noninterest Expense	15,995	16,043	16,124	(48)	—	(129)	(1)
Net Income	$5,555	$4,831	$3,326	$724	15%	$2,229	67%

(*)	Presented on a managed basis. See notes on page 13 for further explanation of managed basis. Net revenue on a U.S. GAAP basis was $25,221 million, $26,098 million, and $27,671 million for the first quarter of 2011, fourth quarter of 2010 and first quarter of 2010, respectively.
Discussion of Results:
Net income was $5.6 billion, up by $2.2 billion, or 67%, from the prior year. The increase in earnings was driven by a significantly lower provision for credit losses, partially offset by lower net revenue.
Net revenue was $25.8 billion, a decrease of $2.4 billion, or 8%, from the prior year. Noninterest revenue was $13.8 billion, down by $605 million, or 4%, from the prior year; the decrease was driven by lower mortgage fees and related income, and lower securities gains, partially offset by higher investment banking fees. Net interest income was $12.0 billion, down by $1.8 billion, or 13%, driven by lower loan and securities balances.

J.P. Morgan Chase & Co.
News Release
The provision for credit losses was $1.2 billion, down by $5.8 billion, or 83%, from the prior year. The total consumer provision for credit losses was $1.6 billion, compared with $7.2 billion in the prior year. The decrease in the provision reflected improved delinquency trends and a reduction in the allowance for credit losses for the credit card portfolio as a result of lower estimated losses. Consumer net charge-offs1 were $3.6 billion, compared with $7.0 billion in the prior year, resulting in net charge-off rates of 3.77% and 6.61%, respectively. The wholesale provision for credit losses was a benefit of $386 million, compared with a benefit of $236 million in the prior year primarily reflecting continued improvement in the credit environment from the year-ago period. Wholesale net charge-offs were $165 million, compared with $959 million in the prior year, resulting in net charge-off rates of 0.30% and 1.84%, respectively. The Firm’s allowance for loan losses to end-of-period loans retained1 was 4.10%, compared with 5.64% in the prior year. The Firm’s nonperforming assets totaled $15.0 billion at March 31, 2011, down from the prior-year level of $19.0 billion and from the prior-quarter level of $16.6 billion.
Noninterest expense was $16.0 billion, flat compared with the prior year, as higher compensation expense was offset by lower noncompensation expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Tier 1 Common ratio was 10.0% at March 31, 2011 (estimated), 9.8% at December 31, 2010, and 9.1% at March 31, 2010.

•	Headcount was 242,929, an increase of 16,306, or 7%.

J.P. Morgan Chase & Co.
News Release
1. Notes on non-GAAP financial measures:
a. In addition to analyzing the Firm’s results on a reported basis, management reviews the Firm’s results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm’s definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a FTE basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.
b. The ratio of the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired (“PCI”) loans; and the allowance for loan losses related to PCI loans. Additionally, Real Estate Portfolios net charge-off rates exclude the impact of PCI loans. The allowance for loan losses related to the purchased credit-impaired portfolio totaled $4.9 billion, $4.9 billion and $2.8 billion at March 31, 2011, December 31, 2010 and March 31, 2010, respectively.
c. The Basel I Tier 1 common ratio is Tier 1 common divided by risk-weighted assets. Tier 1 common is defined as Tier 1 capital less elements of Tier 1 capital not in the form of common equity, such as perpetual preferred stock, noncontrolling interests in subsidiaries and trust preferred capital debt securities. Tier 1 common, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of the Firm’s capital with the capital of other financial services companies. The Firm uses Tier 1 common along with the other capital measures to assess and monitor its capital position.
d. Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.
e. In Card Services, supplemental information is provided for Chase, excluding the Washington Mutual and Commercial Card portfolios, to provide more meaningful measures that enable comparability with prior periods.
f. Treasury & Securities Services firmwide metrics include certain TSS product revenue and liability balances reported in other lines of business related to customers who are also customers of those other lines of business. In order to capture the firmwide impact of TSS products and revenue, management reviews firmwide metrics such as liability balances, revenue and overhead ratios in assessing financial performance for TSS. Firmwide metrics are necessary, in management’s view, in order to understand the aggregate TSS business.
g. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of their respective competitors.

J.P. Morgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.2 trillion and operations in more than 60 countries. The Firm is a leader in investment banking, financial services for consumers, small-business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
JPMorgan Chase & Co. will host a conference call today at 9:00 a.m. (Eastern Time) to review first-quarter financial results. The general public can access the call by dialing (866) 541-2724 or (877) 368-8360 in the U.S. and Canada, or (706) 634-7246 for international participants. The live audio webcast and presentation slides will be available at the Firm’s website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.
A replay of the conference call will be available beginning at approximately noon on Wednesday, April 13th, through midnight, Friday, April 29th, by telephone at (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (international); use Conference ID #52343593. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the U.S. Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (www.jpmorganchase.com) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and headcount data )

	QUARTERLY TRENDS
					1Q11 Change
	1Q11		4Q10	1Q10	4Q10	1Q10
SELECTED INCOME STATEMENT DATA
Reported Basis
Total net revenue	$25,221		$26,098	$27,671	(3)%	(9)%
Total noninterest expense	15,995		16,043	16,124	—	(1)
Pre-provision profit	9,226		10,055	11,547	(8)	(20)
Provision for credit losses	1,169		3,043	7,010	(62)	(83)
NET INCOME	5,555		4,831	3,326	15	67

Managed Basis (a)
Total net revenue	$25,791		$26,722	$28,172	(3)	(8)
Total noninterest expense	15,995		16,043	16,124	—	(1)
Pre-provision profit	9,796		10,679	12,048	(8)	(19)
Provision for credit losses	1,169		3,043	7,010	(62)	(83)
NET INCOME	5,555		4,831	3,326	15	67

PER COMMON SHARE DATA
Basic Earnings	1.29		1.13	0.75	14	72
Diluted Earnings	1.28		1.12	0.74	14	73
Cash dividends declared	0.25		0.05	0.05	400	400
Book value	43.34		43.04	39.38	1	10
Closing share price (b)	46.10		42.42	44.75	9	3
Market capitalization	183,783		165,875	177,897	11	3

COMMON SHARES OUTSTANDING
Average: Basic	3,981.6		3,917.0	3,970.5	2	—
Diluted	4,014.1		3,935.2	3,994.7	2	—
Common shares at period-end	3,986.6		3,910.3	3,975.4	2	—

FINANCIAL RATIOS (c)
Return on common equity (“ROE”)	13%		11%	8%
Return on tangible common equity (“ROTCE”) (d)	18		16	12
Return on assets (“ROA”)	1.07		0.92	0.66

CAPITAL RATIOS
Tier 1 capital ratio	12.3	(f)	12.1	11.5
Total capital ratio	15.6	(f)	15.5	15.1
Tier 1 common capital ratio (e)	10.0	(f)	9.8	9.1

SELECTED BALANCE SHEET DATA (Period-end)
Total assets	$2,198,161		$2,117,605	$2,135,796	4	3
Wholesale loans	236,007		227,633	214,290	4	10
Consumer loans	449,989		465,294	499,509	(3)	(10)
Deposits	995,829		930,369	925,303	7	8
Common stockholders’ equity	172,798		168,306	156,569	3	10
Total stockholders’ equity	180,598		176,106	164,721	3	10

Deposits-to-loans ratio	145%		134%	130%

Headcount	242,929		239,831	226,623	1	7

LINE OF BUSINESS NET INCOME/(LOSS)
Investment Bank	$2,370		$1,501	$2,471	58	(4)
Retail Financial Services	(208)		708	(131)	NM	(59)
Card Services	1,343		1,299	(303)	3	NM
Commercial Banking	546		530	390	3	40
Treasury & Securities Services	316		257	279	23	13
Asset Management	466		507	392	(8)	19
Corporate/Private Equity	722		29	228	NM	217

NET INCOME	$5,555		$4,831	$3,326	15	67

(a)	For further discussion of managed basis, see Note a. on page 13.

(b)	Share prices shown for JPMorgan Chase’s common stock are from the New York Stock Exchange. JPMorgan Chase’s common stock is also listed and traded on the London Stock Exchange and the Tokyo Stock Exchange.

(c)	Quarterly ratios are based upon annualized amounts.

(d)	The Firm uses ROTCE, a non-GAAP financial measure, to evaluate the Firm’s use of equity and to facilitate comparisons with competitors. For further discussion of ROTCE, see page 43 of the Earnings Release Financial Supplement.

(e)	Tier 1 common capital ratio, a non-GAAP financial measure, is Tier 1 common capital divided by risk-weighted assets. The Firm uses Tier 1 common capital along with the other capital measures to assess and monitor its capital position. For further discussion of Tier 1 common capital ratio, see page 43 of the Earnings Release Financial Supplement.

(f)	Estimated.